THE LANGER BIOMECHANICS GROUP, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE AMOUNTS

                                                                      EXHIBIT 11

            For the three months ended May 30, 1998 and May 31, 1997

                                                      May 30, 1998  May 31, 1997
                                                      ------------  ------------
Basic:
   Net income                                          $  116,150    $   42,613
                                                       ----------    ----------

   Number of common shares                              2,585,281     2,584,281

   Weighted number of shares issued during
     the period                                               813            --

   Weighted average number of common shares             2,586,094     2,584,281
                                                       ----------    ----------

   Net income per share:
     Basic                                             $     0.04    $     0.02
                                                       ==========    ==========
Diluted:
   Net income                                          $  116,150    $   42,613
                                                       ----------    ----------

   Weighted average number of common shares             2,586,094     2,584,281

   Assumed number of shares issued
     from common share equivalents                         59,016        79,048
                                                       ----------    ----------
   Weighted average number of common and common
      equivalent shares                                 2,645,110     2,663,329
                                                       ----------    ----------
   Net income per share:
     Diluted                                           $     0.04    $     0.02
                                                       ==========    ==========